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                    TELE-SAVE HOLDINGS, INC. EXTENDS TENDER
                      OFFER FOR SYMETRICS INDUSTRIES, INC.



        NEW HOPE, PA - January 15/PRNewswire/ - Tel-Save Holdings, Inc. (Nasdaq: TALK) announced on January 15, 1998, that the tender offer by its wholly owned subsidiary TSHCo. Inc. to acquire all of the outstanding shares of Common Stock of Symetrics Industries, Inc. of Melbourne, Florida, which was scheduled to expire at 12:00 Midnight (New York City Time) on January 21, 1998 has been extended until 12:00 Midnight (New York City Time) on January 22, 1998. The terms of the tender offer were otherwise unchanged. The extension accounts for the fact that December 26, 1997 is not deemed to constitute a "business day.''

        Tel-Save Holdings, Inc. is a nationwide provider of telecommunication services utilizing its state-of-the-art telecommunications network - One Better Net ("OBN"). Tele-Save headquarters are located at 6805 Route 202, New Hope, Pennsylvania 18938.

/CONTACT: Ed Meyercord of Tele-Save Holdings, Inc., 215-862-1082/

/Tele-Save Holdings press releases available through Company New On-Call by Fax 800-758-5804, ext. 108084, or at http://www.prnewswire.com/
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